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                                                                   EXHIBIT 10.1

  In Madrid, on the 19 day of September, 1997.

  BY AND BETWEEN:

  THE FIRST PARTY: MR. JOSE LUIS DE LA GUARDIA, of legal age, holding Spanish nationality whose marital status is married, and profession is Lawyer, with professional address in 28036 Madrid, Avda. Burgos, n/degrees/ 12, and National Identification Number 1397768; and,

  THE SECOND PARTY: MR. THIERRY REYNERS, of legal age, holding French nationality, whose marital status is married, and profession is Executive, with professional address in 28036 Madrid, Avenida Burgos, n/degrees/ 12, and Residence Permit Number X-339491-B.

  ACTING:

  The first party in the name and on behalf of USF EUROHOLDING, S.A., with registered offices in 28036 Madrid, Avenida Burgos, 12 (hereinafter "the COMPANY").

  The second party (hereinafter "the HIREE"), on his own behalf and right, who expressly admits that the contents of this document are an integral part of his employment contract with the COMPANY and undertakes, based on the principle of contractual trust, to loyally respect all that is determined below.

  WHEREAS:

  It is the wish of both parties to regulate the terms and conditions by which the position of General Manager carried out by the HIREE is governed.

  Therefore, by virtue of the above, the parties, hereby mutually acknowledging the legal capacity necessary for engaging and entering into agreements and especially for conferring this deed, agree to regulate their reciprocal benefits, pursuant to the provisions of Royal Decree 1382/1985 and the following:

  STIPULATIONS:

  ONE--APPOINTMENT AND DURATION

  The HIREE is an employee of the COMPANY in the capacity of General Manager, a position he has held since 1 January 1981.

  This employment contract is for an indefinite period. Should the HIREE wish to terminate it at any moment in the duration thereof, he is obliged to give notice to the COMPANY a minimum of six months in advance, being held answerable to any damages brought about by non-fulfilment of this covenant.

  TWO--OBLIGATIONS AND DUTIES

  The HIREE exercise the powers and faculties corresponding to the position he holds, and in accordance with the rules and regulations in force for said entity.

  For the duration of this contract, and without prejudice to the obligations and responsibilities inherent to the office of General Manager of the COMPANY that the HIREE holds, the latter must:

    a) Spend the time and attention necessary for his duties to the COMPANY, serving it loyally to the best of his expertise and experience, and make the best effort possible to foster the interests and appropriate development of the COMPANY.
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    b) Attend to and fulfil all reasonable demands of the COMPANY's administrative bodies. In this respect he is obliged to furnish adequate explanations, information and assistance whenever requested as relates to his duties and activities with the COMPANY.

    c) Not commit to other activities that may be detrimental or damaging to the adequate execution of the obligations contracted hereby.

    d) Not carry out any work other than the object of this contract nor work as the Manager or Executive of any firm other than the COMPANY, without the express authorization of the COMPANY's Board of Directors.

    e) Inform the COMPANY's Board of Directors of any remuneration he receives directly or indirectly as a result of any commitment or opportunity arising by virtue of the position he holds in the COMPANY.

    f) The holding of any position or office in any subsidiaries or companies in which the COMPANY has a stake shall be exempted from the prohibitions covered under paragraphs d) and e) above.

    g) With the purposes envisaged in Spanish Legislation, he expressly accepts his full, exclusive commitment to the COMPANY for the period that his employment contract with said COMPANY is in force. The remuneration he receives from the COMPANY offsets the obligation provided for in the above paragraph, since it is hereby expressly agreed that any compensation to which he is entitled is covered by said remuneration.

  THREE--REMUNERATION AND REIMBURSEMENT FOR EXPENSES

  1. As remuneration for his services, the HIREE shall receive, by means of monthly payments on the last day of each month, an annual salary of 13,218,866 pesetas, subject to revision on the 1st day of April of each year.

  This remuneration shall be paid in 14 monthly payments per year, corresponding to the 12 calendar months plus two extraordinary payments.

  2. The gross annual salary received at any given moment by the HIREE shall offset and absorb any amounts to which he is entitled by virtue of application of any legal, regulatory or conventional regulations in force, and payment of any taxes, social contributions or similar items required shall be deducted therefrom.

  3. Moreover, the HIREE shall be reimbursed for any business or travel expenses arising from the fulfilment of his obligations to the COMPANY. Such expenses must be adequately justified.

  FOUR--SCHOOLING EXPENSES

  The COMPANY shall reimburse the HIREE for the schooling expenses of NICOLAS REYNERS up to a maximum amount of 300,000 pesetas per year.

  FIVE--INSURANCE COVERAGE

  For reasons of his position, the COMPANY shall provide the HIREE with insurance coverage for accidents, as well as life insurance for an amount equivalent to four times the latest salary earned.

  In addition, the COMPANY shall provide the HIREE with family medical coverage through a policy taken out with La Estrella insurance company, with the adequate coverage limits.

  The COMPANY shall take out an insurance policy to cover the risks of the HIREE in any travel he undertakes in carrying out his activities for the COMPANY, without prejudice to the Social Security benefits to which he is entitled.

  The HIREE has a share in the Personal Pension Plan that the COMPANY has with the company Commercial Union.
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  SIX--HOLIDAYS

  The HIREE shall be entitled to 30 working days of paid holidays annually, as well as any holidays set by the competent authorities.

  The HIREE shall take his annual holidays in accordance with the practice of his profession and the service needs of the COMPANY.

  SEVEN--TRAVEL/COMMUTES

  The COMPANY shall place at the disposal of the HIREE a company-owned vehicle, the market price and characteristics of which shall be in line with the COMPANY's established internal policy in this regard, which HIREE should use for travel/commuting purposes.

  EIGHT--CONFIDENTIALITY AND TRADE SECRET

  For the duration of this contract, the HIREE, except in carrying out his duties or when beneficial to the COMPANY, may not reveal to any other person or company, either in Spain or outside the country, any information concerning any matters, business, finances, trade contracts, clients or other subjects relating to the COMPANY without the express authorization thereof, and must use any means necessary to avoid publicity regarding said secrets, knowledge or information.

  Both for the duration of his contract with the COMPANY and once said contract has been discharged, he shall keep in strictest confidence the characteristics and peculiarities of the operations and business of the COMPANY in anything relating to confidential information, that is, any information that is not common knowledge outside the COMPANY, whatever the subject matter.

  The obligation to maintain trade secrets means that he shall not make use of any information concerning the transactions or potential transactions of the COMPANY and shall not reveal to anyone, without COMPANY authorization, any information or trade or confidential secret as regards the COMPANY's activities, nor facilitate any information whatsoever as regards inventions, research, business plans or market research made or undertaken by or for the COMPANY.

  In any event, he is obliged to leave at the COMPANY's disposal any documentation, samples, material, drawings or plans concerning said COMPANY's activities that he has in his possession at the time of his termination from the COMPANY.

  Any infringement of the obligation to maintain trade secrets as set out herein shall constitute just cause for dismissal, with the COMPANY being entitled to claims for any damages incurred, if it so deems.

  NINE--NON-COMPETITION

  Once the present employment contract has been discharged and for a period of two (2) years, the HIREE may not carry out any activity whatsoever involving competition with the COMPANY which, in compensation, shall pay him on a monthly basis for the duration of said period an amount equivalent to 60% of the latest monthly salary in cash he was earning before termination of the contract.

  Non-fulfilment of the provisions of the above paragraph of this stipulation on the part of the HIREE shall make him liable under the legislation in force, whether said liability is of a civil, criminal, labour, commercial or any other nature, and above all shall make him answerable to reimbursing to the COMPANY any amounts received as referred to in the above paragraph, as well as to paying any claims for damages.
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  TEN--ALTERATIONS TO CONTRACT

  Any type of modification that must be made regarding the clauses of this contract shall be formalized in writing.

  ELEVEN--BREACH

  He admits that breach of the terms and conditions of this employment contract with the COMPANY involves commitment of a breach of trust and, therefore, is just cause for termination of said contract, without prejudice to any actions the COMPANY may file in claims for damages.

  TWELVE--DISCHARGE OF CONTRACT AT WORKER'S BEHEST

  HIREE may discharge the present contract with the right to receive any indemnity payments agreed to in Stipulation Thirteen for cases of discharge due to abandonment of the COMPANY or due to dismissal declared wrongful or null, under the following grounds:

    a) Substantial changes in working conditions having a negative bearing on the HIREE'S professional training, or that are detrimental to his dignity, or that are made in serious breach of trust on the part of the COMPANY.

    b) Non-payment or continued delay in payment of the amounts of compensation agreed to.

    c) Succession of the company or any important change in the ownership of the COMPANY'S shareholders the effect of which would change or replace its governing bodies, or in the content and approach of the COMPANY'S principal activities. If discharge of the employment contract at behest of the HIREE is due exclusively to the reasons covered in this paragraph, the COMPANY must pay HIREE an amount equivalent to 24 monthly payments of the latest cash salary he had been earning as indemnity payment.

    d) Any other serious breach of contract on the part of the COMPANY.

  THIRTEEN--DISCHARGE OF CONTRACT AT EMPLOYER'S BEHEST

  The COMPANY may discharge this contract by abandonment or by means of dismissal based on serious, willful breach of contract by the HIREE, according to the provisions of Article 11 of Royal Decree 1382/1985. With six months' advance notice in such a case.

  In the cases referred to in the above paragraph, the COMPANY shall pay the HIREE an amount equivalent to 6 months' payment of the latest cash salary the HIREE had been earning as indemnity payment, except in the case of dismissal declared as fitting by the competent jurisdiction.

  FOURTEEN--RETURN OF COMPANY DOCUMENTS

  Following discharge of the present contract, the HIREE must return to the COMPANY any correspondence, documents, reports, files or any other property belonging to the COMPANY and any copies thereof that were in his possession or under his control, since, in any event, such material is the exclusive property of the COMPANY and the HIREE renounces any right he may have due to the temporary possession or control of said information or objects.
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  FIFTEEN--APPLICABLE LEGISLATION AND JURISDICTION

  For any matter not covered herein, the parties shall abide by the provisions of any applicable legal, regulatory or conventional regulations in force, and expressly agree that for any matters arising or actions brought regarding the interpretation, fulfilment or breach of the agreements made hereby, they shall submit to the jurisdiction of the Courts and Tribunals of Madrid, expressly waiving any other jurisdiction to which they may be entitled.

  In witness whereof, the parties hereby express their agreement and consent and execute, and for the record and purposes set out in law, sign the present contract in triplicate in the place and on the date indicated above.

    THE COMPANY                                     THE HIREE

    /s/ Jose Luis De la Guardia                     /s/ Thierry Reyners
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    Jose Luis De la Guardia                         Thierry Reyners